EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Registration Statement No. 333-88842 of Ohio Legacy Corp on Form S-8 related to the Ohio Legacy Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, of our report dated March 14, 2007, relating to the consolidated balance sheets of Ohio Legacy Corp as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended, which is included in the December 31, 2006 Annual Report on Form 10-KSB of Ohio Legacy Corp.
Crowe Chizek and Company LLC
Cleveland, Ohio
March 30, 2007